Exhibit 99.1

Mile High Center 1700 Broadway, Suite 2300 Denver, CO 80290-2300 T/ 303.837.1661 F/ 303.861.4023
NEWS RELEASE

Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com
Whiting Petroleum Corporation Announces Public
Offering of Common Stock
DENVER – June 21, 2007 – Whiting Petroleum Corporation (NYSE: WLL) announced today that it has commenced a public offering of 5,000,000 shares of common stock. Whiting will grant the underwriters for the offering an option to purchase up to an additional 750,000 shares to cover over-allotments, if any.
Whiting expects to use the net proceeds from the proposed offering initially to repay a portion of the debt currently outstanding under its credit agreement and thereafter to use the increased credit availability to pay for capital expenditures related to accelerated drilling and completion of wells and construction of processing facilities primarily at its Boies Ranch and Jimmy Gulch prospect areas in the Piceance Basin and Robinson Lake prospect area in the Williston Basin.
Merrill Lynch & Co. and J.P. Morgan Securities Inc. will act as joint book-running managers for the offering. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080, and J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245. An electronic copy of the prospectus is available from the Securities and Exchange Commission’s Web site at www.sec.gov.

The shares are being offered pursuant to an effective shelf registration statement that Whiting previously filed with the U.S. Securities and Exchange Commission. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

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